Exhibit 99.1

News Release
225 West Wacker Drive	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60606

Contact:

Media:  Margaret Kirch Cohen 312-696-6383, margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2007 Financial Results

CHICAGO, Feb. 21, 2008—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2007 financial results. The company reported consolidated revenue of $118.1 million in the fourth quarter of 2007, a 36% increase from revenue of $87.0 million in the fourth quarter of 2006. Morningstar’s fourth-quarter results included $8.9 million in revenue from the acquisition of the fund data business from Standard & Poor’s, which was completed on March 16, 2007. Consolidated operating income was $33.3 million in the fourth quarter of 2007, an increase of 64% compared with the same period a year ago. Morningstar’s net income was $20.0 million in the fourth quarter of 2007, or 41 cents per diluted share, compared with $13.6 million, or 29 cents per diluted share, in the fourth quarter of 2006.

Excluding revenue from acquisitions and the impact of foreign currency translations, the company’s fourth-quarter revenue increased approximately 23%. Foreign currency translations had a positive impact of $2.0 million in the quarter. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

For the year ended Dec. 31, 2007, revenue increased 38% to $435.1 million, compared with $315.2 million in 2006. Revenue for the full year included $44.2 million from acquisitions completed in 2006 and 2007. Consolidated operating income increased 51% to $117.3 million in 2007. Net income was $73.9 million, or $1.53 per diluted share, in 2007, compared with $51.8 million, or $1.11 per diluted share, in 2006.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had an outstanding year, and our team did a great job executing our growth strategies. We significantly expanded our business outside the United States, enhanced existing products, and continued to make major investments to drive innovation throughout our major platforms.”

He added, “Looking at our financial metrics, our revenue grew to more than $435 million in 2007, operating income rose 51% to $117 million, and we generated free cash flow of $101 million. We also improved our operating margin to 26.9% from 24.6% in 2006. Organic revenue growth remained strong, and several of the businesses we recently acquired also made important contributions to revenue growth. All three of our business segments had a good year, but our Institutional segment continued to drive revenue and operating margin increases, with Investment Consulting making the most significant contribution.”

Mansueto outlined some of the company’s key accomplishments and challenges in 2007:

•

We significantly increased our global presence. We doubled our revenue outside the United States and expanded our global database to 265,000 investment vehicles. Part of this growth came from the fund data business acquired from Standard & Poor’s, which strengthened our brand in several international markets. The integration was a big undertaking, and we accomplished it swiftly. In December 2007, we announced our plans to acquire several Hemscott businesses. We completed that acquisition on Jan. 9, 2008.

•

Our Investment Consulting businesses—both Ibbotson Associates and Morningstar Associates—had a banner year, contributing about 24% of our annual revenue growth. We now have $97.5 billion in assets under advisement. Companywide, revenue from asset-based fees now makes up approximately 16% of our consolidated revenue. Despite significant market volatility, we continued to see net inflows into the funds of funds on which we provide advisory services throughout most of 2007. However, our asset-based revenue could be affected by a decline in the equity market.

•

We launched a host of new offerings, including Morningstar Site Builder, which allows investment firms to integrate our tools and content into their Web sites; Advisor Workstation Office Edition in the UK; Morningstar Advisor magazine; and a family of fixed-income and commodity futures indexes.

•

We continued to invest in our analyst staff and now have 171 stock and fund analysts around the world. We began qualitative research coverage on open-end investment companies and unit trusts in the UK and initial public offerings in the United States.

•	We strengthened our board with the addition of two new members, Frank Ptak, president and CEO of the Marmon Group, and William Lyons, former president and CEO of American Century Companies.
•

We launched a Retirement Income Strategist tool for financial advisors in late 2006, but did not see strong demand in 2007. We believe there’s a growing need for solutions that help investors manage their income during retirement, and we’ve also developed several services for institutional clients within our Investment Consulting areas. We expect our in-retirement solutions to gain greater adoption in 2008.

Key Business Drivers

Revenue:  In the fourth quarter of 2007, revenue in the Institutional segment grew 51% compared with the fourth quarter of 2006; 18 percentage points of this increase came from the fund data business acquired from Standard & Poor’s. Revenue in the Advisor segment increased 25%, with 5 percentage points of the increase coming from the Standard & Poor’s acquisition. Revenue in the Individual segment rose 16%, all of which was organic growth.

Revenue from international operations was $26.1 million in the fourth quarter of 2007, an 86% increase from the same period a year ago. International revenue included $7.2 million from the fund data business acquired from Standard & Poor’s. Foreign currency translations had a positive impact of $2.0 million on international revenue in the fourth quarter. Excluding the impact of the acquisition and foreign currency translations, international revenue grew approximately 21% in the fourth quarter of 2007. For the full year, international revenue grew 103%, with 72 percentage points of the increase coming from acquisitions. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

In 2007, Morningstar’s five largest products by revenue were Investment Consulting, Licensed DataSM, Morningstar® Advisor WorkstationSM, Morningstar.com®, and Morningstar® Principia®. These five products were also Morningstar’s top five revenue producers in 2006. Licensed Data became the second-largest product in 2007, moving from third-largest in 2006, mainly because of additional revenue from acquisitions.

Operating Income:  Consolidated operating income was $33.3 million in the fourth quarter of 2007, a 64% increase from the same period in 2006. Operating expense rose $18.1 million, or 27%, in the fourth quarter of 2007; about two-thirds of the increase was due to higher compensation-related costs.

Compensation-related expense, excluding bonuses, increased $8.8 million, mainly because of staffing increases. Bonus expense increased $3.2 million in the quarter, primarily reflecting the fourth-quarter impact of full-year performance versus 2006 and incremental bonus expense related to acquisitions. Worldwide headcount grew to approximately 1,720 employees as of Dec. 31, 2007, compared with 1,440 as of Dec. 31, 2006. This increase includes employees from acquisitions as well as continued hiring in the United States and China.

Transition costs and amortization of intangible assets also contributed to the growth in operating expense. Operating expense in the fourth quarter of 2006 included $1.1 million of product implementation expense related to the Advice by Ibbotson platform. These expenses did not recur in the fourth quarter of 2007, which partially offset the increases in other areas.

The company’s operating margin was 28.2% in the fourth quarter of 2007, compared with 23.4% in the same period in 2006. For the full year, operating margin was 26.9%, compared with 24.6% in 2006. This improvement was driven primarily by an increase in higher-margin revenue from Morningstar’s Institutional segment, particularly Investment Consulting services.

Effective Tax Rate:  The company’s effective tax rate in the fourth quarter of 2007 was 42.4%, an increase of 3.9 percentage points compared with the prior-year period. For the year, Morningstar’s effective tax rate was 40.9%, an increase of 1.9 percentage points compared with 2006. The 2007 effective tax rate reflects an increase in the company’s U.S. state tax rate and additional state income tax expense related to a change in state tax law enacted in 2007. An increase in liabilities for certain tax positions in the company’s U.S. and non-U.S. operations also contributed to the higher effective tax rate.

Free Cash Flow:  Morningstar generated free cash flow of $37.5 million in the fourth quarter of 2007, reflecting cash provided by operating activities of $39.5 million and capital expenditures of approximately $2.0 million. Free cash flow increased by $9.7 million, compared with the prior-year period, mainly because of a $9.8 million increase in cash provided from operations in the fourth quarter. For the year ended Dec. 31, 2007, Morningstar generated free cash flow of $101.0 million, reflecting cash provided by operating activities of approximately $112.3 million and capital expenditures of $11.3 million. Free cash flow for the full year increased $7.1 million compared with 2006. The increase in free cash flow lagged the increase in net income because of higher payments for bonuses, income taxes, and capital expenditures. In 2006, cash flow from operations included a $13.0 million cash tax benefit related to the Ibbotson acquisition.

Capital expenditures were approximately $2.0 million in the fourth quarter of both 2007 and 2006 and increased $6.6 million for the year, primarily because of spending for office space build-outs in several locations. Morningstar expects capital spending to be significantly higher in 2008 than in previous years because of its new corporate headquarters in Chicago.

Free cash flow is a non-GAAP measure; the accompanying financial tables include a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Dec. 31, 2007, Morningstar had cash, cash equivalents, and investments of $258.6 million, compared with $163.8 million as of Dec. 31, 2006. During the first quarter of 2008, Morningstar expects to make annual bonus payments of approximately $50 million. In January 2008, Morningstar acquired several Hemscott businesses for $51.6 million in cash, subject to working capital adjustments.

Business Segment Performance

Individual Segment:  The largest product in this segment based on revenue is the company’s U.S.-based Web site for individual investors, Morningstar.com®. The Individual segment also includes Morningstar® Equity Research and several print and online publications.

•                  Revenue was $25.4 million in the fourth quarter of 2007, a 16% increase from $21.8 million in the fourth quarter of 2006.

•                  Morningstar.com was the major contributor to revenue growth in the quarter as the number of Premium Memberships continued to expand steadily and ad sales growth was strong. Premium subscriptions grew to 180,366 as of Dec. 31, 2007, a 9% increase over year-end 2006. Morningstar Equity Research, which primarily includes revenue related to the Global Analyst Research Settlement as well as company reports and other services sold to additional customers, was another important driver behind revenue growth in this segment for the quarter.

•                  Operating income was $5.8 million in the fourth quarter of 2007, a 2% increase compared with the prior-year period. Operating expense increased in 2007 primarily because of higher compensation expense.

•                  Operating margin was 22.7% in the fourth quarter of 2007, compared with 25.8% in the fourth quarter of 2006. The margin decline was mainly due to higher sales and marketing and general and administrative expense as a percentage of revenue, primarily from compensation-related costs.

Advisor Segment:  The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, and Morningstar® Managed PortfoliosSM.

•                  Revenue was $30.2 million in the fourth quarter of 2007, a 25% increase from $24.2 million in the same period in 2006.

•                  The acquisition of the fund data business from Standard & Poor’s contributed revenue of $1.3 million to the Advisor segment in the fourth quarter.

•                  Morningstar Advisor Workstation continued to drive organic revenue growth in this segment. Total licenses for Morningstar Advisor Workstation grew to 175,725 as of Dec. 31, 2007, a 14% increase compared with the prior year. Part of this growth reflects changes in the scope of some contracts. In 2007, a few clients who previously held tools-only contracts converted their agreements to full-site licenses. For full-site licenses, Morningstar includes all affiliated advisors who have access to the site in the total license count. By contrast, for tools-only contracts, Morningstar includes a smaller number of advisors in the total based on actual usage.

•                  The number of Principia subscriptions grew to 48,900 as of Dec. 31, 2007, from 47,835 as of Dec. 31, 2006, in large part because of the introduction of two new modules, Presentations & Education and Asset Allocation, earlier in the year.

•                  Morningstar Managed Portfolios reached a milestone, increasing its assets under management past the $2 billion mark.

•                  Operating income was $8.1 million in the fourth quarter of 2007, an increase of 24% compared with the fourth quarter of 2006. Operating expense in the segment increased $4.4 million, or 25%, consistent with the revenue growth in the quarter. Expenses related to the fund data business acquired from Standard & Poor’s and higher compensation-related expense contributed to the increase in operating expense.

•                  Operating margin was 26.8% in the fourth quarter of 2007, compared with 27.0% in the prior-year period.

Institutional Segment:  The largest products and services in this segment based on revenue are Investment Consulting, Licensed DataSM, Retirement Advice (including Advice by Ibbotson® and Morningstar® Retirement ManagerSM ), Morningstar DirectSM, the institutional Workstation product acquired from Standard & Poor’s, Licensed Tools and Content, and Morningstar® EnCorr®.

•                  Revenue was $64.6 million in the fourth quarter of 2007, a 51% increase from $42.6 million in the fourth quarter of 2006.

•                  The acquisition of the fund data business from Standard & Poor’s contributed revenue of $7.6 million to the Institutional segment in the fourth quarter.

•                  Investment Consulting services drove revenue growth in this segment. The company provided advisory services on approximately $97.5 billion in assets, including $56.6 billion from Morningstar Associates and $40.9 billion from Ibbotson Associates, as of Dec. 31, 2007, compared with approximately $55.5 billion as of Dec. 31, 2006. Licensed Data and Morningstar Direct were also significant contributors to segment revenue growth in the quarter. Morningstar Direct licenses grew to 2,229 as of Dec. 31, 2007, a 65% increase over the prior year. The fund data business acquired from Standard & Poor’s contributed to the revenue growth in Licensed Data.

•                  Operating income was $23.2 million in the fourth quarter of 2007, compared with $11.6 million in the same period in 2006. The segment’s operating expense increased $10.3 million, or 33%, primarily because of operating expense associated with the fund data business acquired from Standard & Poor’s and compensation-related costs.

•                  Operating margin was 35.9% in the fourth quarter of 2007, compared with 27.1% in the prior-year period. The majority of the increase came from growth in higher-margin services, such as Investment Consulting. The fund data business acquired from Standard & Poor’s also contributed to the segment’s margin increase.

Investor Communication:  Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address:

Morningstar, Inc.
Investor Relations
225 W. Wacker Drive
Chicago, IL 60606

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission on the first Friday of every month.

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 20, 2008, at The University of Chicago Gleacher Center, 450 N. Cityfront Plaza, Chicago, IL, 60611. If you are interested in attending, please send an e-mail to investors@morningstar.com.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 265,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we projected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

###

© 2008 Morningstar, Inc. All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in thousands, except per share amounts)	2007	2006	change		2007	2006	change
Revenue	$118,116	$87,037	35.7%		$435,107	$315,175	38.1%
Operating expense(1):
Cost of goods sold	30,228	23,861	26.7%		113,777	86,975	30.8%
Development	8,917	8,221	8.5%		35,116	29,494	19.1%
Sales and marketing	18,503	14,103	31.2%		68,835	50,614	36.0%
General and administrative	21,718	15,984	35.9%		78,868	55,590	41.9%
Depreciation and amortization	5,414	4,535	19.4%		21,257	14,975	41.9%
Total operating expense	84,780	66,704	27.1%		317,853	237,648	33.7%
Operating income	33,336	20,333	64.0%		117,254	77,527	51.2%
Operating margin	28.2%	23.4%	4.8	pp	26.9%	24.6%	2.3	pp
Non-operating income (expense):
Interest income, net	2,136	1,537	39.0%		7,134	4,623	54.3%
Other expense, net	(1,008)	(116)	NMF		(905)	(459)	97.2%
Non-operating income, net	1,128	1,421	(20.6)%		6,229	4,164	49.6%
Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	34,464	21,754	58.4%		123,483	81,691	51.2%
Income tax expense	14,739	8,525	72.9%		51,255	32,975	55.4%
Equity in net income of unconsolidated entities	285	382	(25.4)%		1,694	2,787	(39.2)%
Income before cumulative effect of accounting change	20,010	13,611	47.0%		73,922	51,503	43.5%
Cumulative effect of accounting change, net of income tax expense of $171(2)	—	—	—		—	259	NMF
Net income	$20,010	$13,611	47.0%		$73,922	$51,762	42.8%
Basic income per share:
Basic income per share before cumulative effect of accounting change	$0.45	$0.32	40.6%		$1.71	$1.25	36.8%
Cumulative per share effect of accounting change	—	—	—		—	0.01	NMF
Basic net income per share	$0.45	$0.32	40.6%		$1.71	$1.26	35.7%
Diluted income per share:
Diluted income per share before cumulative effect of accounting change	$0.41	$0.29	41.4%		$1.53	$1.10	39.1%
Cumulative per share effect of accounting change	—	—	—		—	0.01	NMF
Diluted net income per share	$0.41	$0.29	41.4%		$1.53	$1.11	37.8%
Weighted average common shares outstanding:
Basic	44,188	41,957			43,216	41,176
Diluted	48,757	47,100			48,165	46,723

	Three months ended December 31		Year ended December 31
	2007	2006	2007	2006
(1) Includes stock-based compensation expense of:
Cost of goods sold	$447	$313	$1,706	$1,172
Development	330	146	1,256	532
Sales and marketing	359	156	1,397	571
General and administrative	1,708	1,689	6,619	6,300
Total stock-based compensation expense	$2,844	$2,304	$10,978	$8,575

(2) Relates to adoption of Statement of Financial Accounting Standards No. 123(R).

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended December 31				Year ended December 31
	2007	2006	change		2007	2006	change

Revenue	100.0%	100.0%	—		100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	25.6%	27.4%	(1.8	)pp	26.1%	27.6%	(1.5	)pp
Development	7.5%	9.4%	(1.9	)pp	8.1%	9.4%	(1.3	)pp
Sales and marketing	15.7%	16.2%	(0.5	)pp	15.8%	16.1%	(0.3	)pp
General and administrative	18.4%	18.4%	—		18.1%	17.6%	0.5	pp
Depreciation and amortization	4.6%	5.2%	(0.6	)pp	4.9%	4.8%	0.1	pp
Total operating expense(2)	71.8%	76.6%	(4.8	)pp	73.1%	75.4%	(2.3	)pp
Operating margin	28.2%	23.4%	4.8	pp	26.9%	24.6%	2.3	pp

	Three months ended December 31				Year ended December 31
	2007	2006	change		2007	2006	change

(1) Includes stock-based compensation expense of:
Cost of goods sold	0.4%	0.4%	—		0.4%	0.4%	—
Development	0.3%	0.2%	0.1	pp	0.3%	0.2%	0.1	pp
Sales and marketing	0.3%	0.2%	0.1	pp	0.3%	0.2%	0.1	pp
General and administrative	1.4%	1.9%	(0.5	)pp	1.5%	2.0%	(0.5	)pp
Total stock-based compensation expense(2)	2.4%	2.6%	(0.2	)pp	2.5%	2.7%	(0.2	)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
($000)	2007	2006	2007	2006

Operating activities
Net income	$20,010	$13,611	$73,922	$51,762
Adjustments to reconcile net income to net cash flows from operating activities:
Cumulative effect of accounting change	—	—	—	(259)
Depreciation and amortization	5,414	4,535	21,257	14,975
Deferred income tax benefit	(1,484)	(1,546)	(1,048)	(3,856)
Stock-based compensation expense	2,844	2,304	10,978	8,575
Equity in net income of unconsolidated entities	(285)	(382)	(1,694)	(2,787)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(17,153)	(4,914)	(30,428)	(13,734)
Other, net	(360)	169	(472)	793
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,745)	(6,886)	(11,723)	(9,261)
Other assets	(3,395)	(2,337)	(3,536)	(1,217)
Accounts payable and accrued liabilities	(60)	(90)	638	(563)
Accrued compensation	21,881	13,995	23,118	16,426
Deferred revenue	5,529	7,378	8,401	10,967
Income taxes payable	11,463	4,001	25,229	26,696
Other liabilities	(167)	(188)	(2,274)	160
Cash provided by operating activities	39,492	29,650	112,368	98,677
Investing activities
Purchases of investments	(69,472)	(23,896)	(159,693)	(81,265)
Proceeds from sale of investments	77,349	9,440	128,713	74,679
Capital expenditures	(1,992)	(1,846)	(11,346)	(4,722)
Acquisitions, net of cash acquired	(193)	(472)	(60,508)	(117,331)
Other, net	(1)	(55)	(4)	(363)
Cash provided by (used for) investing activities	5,691	(16,829)	(102,838)	(129,002)
Financing activities
Proceeds from stock option exercises	10,461	7,037	22,037	20,249
Excess tax benefits from stock option exercises and vesting of restricted stock units	17,153	4,914	30,428	13,734
Cash provided by financing activities	27,614	11,951	52,465	33,983
Effect of exchange rate changes on cash and cash equivalents	361	187	1,441	115
Net increase in cash and cash equivalents	73,158	24,959	63,436	3,773
Cash and cash equivalents — Beginning of period	86,418	71,181	96,140	92,367
Cash and cash equivalents — End of period	$159,576	$96,140	$159,576	$96,140

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended December 31		Year ended December 31
($000)	2007	2006	2007	2006
Cash provided by operating activities	$39,492	$29,650	$112,368	$98,677
Less: Capital expenditures	(1,992)	(1,846)	(11,346)	(4,722)
Free cash flow	$37,500	$27,804	$101,022	$93,955

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31,	December 31,
($000)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$159,576	$96,140
Investments	99,012	67,611
Accounts receivable, net	86,812	65,176
Income tax receivable	8,998	—
Other	13,163	8,557
Total current assets	367,561	237,484

Property and equipment, net	19,108	15,869
Investments in unconsolidated entities	19,855	18,659
Goodwill	128,141	86,680
Intangible assets, net	95,767	72,841
Deferred tax asset, net	15,658	13,789
Other assets	3,217	2,516
Total assets	$649,307	$447,838

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$22,325	$21,014
Accrued compensation	64,709	40,856
Deferred revenue	129,302	100,525
Income tax payable	—	1,620
Deferred tax liability, net	557	1,266
Other	945	2,182
Total current liabilities	217,838	167,463

Accrued compensation	13,913	7,591
Other long-term liabilities	9,253	3,361
Total liabilities	241,004	178,415
Total shareholders’ equity	408,303	269,423
Total liabilities and shareholders’ equity	$649,307	$447,838

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended December 31				Year ended December 31
($000)	2007	2006	change		2007	2006	change

Revenue
Individual	$25,402	$21,814	16.4%		$97,299	$80,706	20.6%
Advisor	30,217	24,226	24.7%		115,739	94,694	22.2%
Institutional	64,578	42,648	51.4%		230,329	146,085	57.7%
Eliminations	(2,081)	(1,651)	26.0%		(8,260)	(6,310)	30.9%
Consolidated revenue	$118,116	$87,037	35.7%		$435,107	$315,175	38.1%

Revenue— U.S.	$92,022	$73,020	26.0%		$345,427	$270,899	27.5%
Revenue—International	$26,094	$14,017	86.2%		$89,680	$44,276	102.5%

Revenue—U.S. (percentage of consolidated revenue)	77.9%	83.9%	(6.0	)pp	79.4%	86.0%	(6.6	)pp
Revenue—International (percentage of consolidated revenue)	22.1%	16.1%	6.0	pp	20.6%	14.0%	6.6	pp

Operating income (loss)(1)
Individual	$5,758	$5,628	2.3%		$23,738	$22,921	3.6%
Advisor	8,111	6,538	24.1%		31,669	26,734	18.5%
Institutional	23,189	11,570	100.4%		76,656	37,244	105.8%
Corporate items and eliminations	(3,722)	(3,403)	9.4%		(14,809)	(9,372)	58.0%
Consolidated operating income	$33,336	$20,333	64.0%		$117,254	$77,527	51.2%

Operating margin(1)
Individual	22.7%	25.8%	(3.1	)pp	24.4%	28.4%	(4.0	)pp
Advisor	26.8%	27.0%	(0.2	)pp	27.4%	28.2%	(0.8	)pp
Institutional	35.9%	27.1%	8.8	pp	33.3%	25.5%	7.8	pp
Consolidated operating margin	28.2%	23.4%	4.8	pp	26.9%	24.6%	2.3	pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of December 31 2007	2006		% change
Our employees
Worldwide headcount (approximate)	1,720	1,440		19.4%
Number of U.S. stock analysts	96	95		1.1%
Number of worldwide stock analysts	112	100	(1)	12.0%
Number of U.S. fund analysts	25	28		(10.7)%
Number of worldwide fund analysts	59	53		11.3%

Our business
Morningstar.com Premium subscriptions	180,366	165,957		8.7%
Registered users for Morningstar.com (U.S.)	5,275,276	4,811,162		9.6%
U.S. Advisor Workstation licenses	175,725	153,838		14.2%
Principia subscriptions	48,900	47,835		2.2%
Morningstar Direct licenses	2,229	1,348		65.4%
Assets under management for Morningstar Managed Portfolios	$2.2 bil	$1.8 bil		22.2%
Assets under management for managed retirement accounts	$13.7 bil	$8.6 bil		59.3%
Morningstar Associates	$1.0 bil	$0.6 bil		66.7%
Ibbotson Associates	$12.7 bil	$8.0 bil		58.8%
Assets under advisement for Investment Consulting	$97.5 bil	$55.5 bil		75.7%
Morningstar Associates	$56.6 bil	$40.5 bil		39.8%
Ibbotson Associates	$40.9 bil	$15.0 bil		172.7%

(1) Revised

	Three months ended December 31		Year ended December 31
($000)	2007	2006	2007	2006
Effective income tax expense rate
Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	$34,464	$21,754	$123,483	$81,691
Equity in net income of unconsolidated entities	285	382	1,694	2,787
Total	$34,749	$22,136	$125,177	$84,478
Income tax expense	$14,739	$8,525	$51,255	$32,975
Effective income tax expense rate	42.4%	38.5%	40.9%	39.0%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended December 31			Year ended December 31
($000)	2007	2006	% change	2007	2006	% change

Consolidated revenue	$118,116	$87,037	35.7%	$435,107	$315,175	38.1%
Less: acquisitions	(8,862)	—	NMF	(44,226)	—	NMF
Less: impact of foreign currency	(1,984)	—	NMF	(3,808)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$107,270	$87,037	23.2%	$387,073	$315,175	22.8%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended December 31			Year ended December 31
($000)	2007	2006	% change	2007	2006	% change

International revenue	$26,094	$14,017	86.2%	$89,680	$44,276	102.5%
Less: acquisitions	(7,159)	—	NMF	(31,690)	—	NMF
Less: impact of foreign currency	(1,984)	—	NMF	(3,808)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$16,951	$14,017	20.9%	$54,182	$44,276	22.4%

Revenue from Acquisitions

Morningstar includes acquired businesses in its financial results from the date of acquisition. As a result, revenue from acquisitions represents incremental revenue (compared with the same periods in 2006) from the following acquisitions, which occurred in 2006 and 2007:

Acquisition	2007 Revenue from Acquisitions
Ibbotson Associates, Inc.	January 1 through February 28, 2007
Aspect Huntley Pty Limited	January 1 through July 24, 2007
Hedge fund and separate account database division of InvestorForce, Inc.	January 1 through July 31, 2007
Standard & Poor’s fund data business	March 16 through December 31, 2007